Exhibit 10.15

Cooperation and Development Agreement

by and between

SURGIVISION, INC., a corporation duly organized and existing under the laws of the state of Delaware (USA) and having offices at Memphis, Tennessee (USA)

(hereinafter referred to as “SURGIVISION”)

and

Siemens Aktiengesellschaft, Healthcare Sector, a corporation duly organized and existing under the laws of Germany and having offices at Erlangen, Germany

(hereinafter referred to as “SIEMENS”)

- together hereinafter separately referred to as “PARTY” or jointly as “PARTIES” respectively -

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Preamble

SURGIVISION is a leading company developing, manufacturing and selling devices as well as developing treatment plans for various medical indications, such as deep brain stimulation or cardiac ablation.

SIEMENS is a leading company in developing, manufacturing and selling Magnetic Resonance (“MR”) Imaging systems, which are used worldwide for diagnostics of a wide variety of medical indications. MR imaging is free of ionizing radiation and is therefore well-suited for continued supervision of treatment procedures.

The PARTIES wish to establish a Cooperation and Development Agreement aiming at a combination of the capabilities of Catheter Ablation and MR imaging in developing a product combination that allows performing the treatment of cardiac arrhythmias by catheter mediated ablation and catheter mediated cardiac electrophysiological mapping procedure under simultaneous MR imaging for worldwide marketing and sales. The PARTIES agree that this treatment consists of a procedure with the involvement of different medical devices, including catheters and mapping technology as well as MR imaging guidance. The PARTIES intend to develop an MR workflow with all required components integrated into the special requirements of the MR environment.

SIEMENS will be in charge of development, regulatory release and sales of the software used for MR imaging, localization and visualization of the mapping and ablation catheters, and resulting lesions. SURGIVISION will be in charge of development, regulatory release and sales of the mapping and ablation catheters as well as any other technology or component required for the application. SURGIVISION will also be in charge of the regulatory release of the different medical devices together as one certified product.

Therefore, having regard to the mutual obligations and covenants contained herein, the PARTIES agree as follows.

1. Definitions

1.1.	“AFFILIATE” shall mean a company in which either of the PARTIES owns or controls, directly or indirectly, more than fifty percent (50%) of the stock or voting rights.

1.2.

“APPLICATION” shall mean the treatment of cardiac arrhythmia by catheter mediated ablation under simultaneous MR imaging and catheter mediated cardiac electrophysiological mapping under simultaneous MR imaging by using the PRODUCT. In the event the width of an APPLICATION is specified through guidelines of regulatory bodies like SFDA, CE, FDA, such specification shall apply.

1.3.	“BACKGROUND PATENTS” shall mean patent applications, patents, utility models and other statutory protection with regard to MR SYSTEM, APPLICATION, CATHETER

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TECHNOLOGY, PERIPHERAL TECHNOLOGY, SOFTWARE, INTEGRATION or the PRODUCT under which one PARTY is the owner and/or has the right of determination at any time during the term of this Agreement and which are not a DEVELOPMENT RESULT.

1.4.

“CATHETER TECHNOLOGY” shall mean and comprise the invasive medical devices (e.g. guidewire, catheters) supplied by SURGIVISION for the use in the PRODUCT and within and in close proximity to an MR SYSTEM and which are defined in more detail in the specifications set forth in ANNEX 2 to this Agreement. ANNEX 2 may upon mutual agreement be amended from time to time. The CATHETER TECHNOLOGY shall be provided by SURGIVISION as a medical product according to applicable local medical product regulations including, but not limited to, the EU and the USA.

1.5.

“CATHETER TECHNOLOGY DEVELOPMENT” shall mean all work and activities related to the development of the CATHETER TECHNOLOGY compatible and safe for use with an MR SYSTEM and in the PRODUCT. The CATHETER TECHNOLOGY DEVELOPMENT is specified in more detail in ANNEX 1.

1.6.

“CHANGE OF CONTROL” means with respect to SURGIVISION, in an event or series of related events: a) a sale of all or substantially all of SURGIVISION’s assets, voting stock or securities or business relating to this Agreement; b) a merger, reorganization or consolidation involving SURGIVISION in which the stockholders of SURGIVISION immediately prior to such transaction cease to own collectively a majority of the voting equity securities of the successor entity; or c) a person or group of persons acting in concert acquire fifty percent (50%) or more of the voting equity securities of SURGIVISION, For purposes of clarity, the term “CHANGE OF CONTROL” does not intend to include (i) an underwritten public offering of SURGIVISION’s common stock pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, or (ii) any sale of share or capital stock of SURGIVISION, in a single transaction or series of related transactions principally for bona fide equity financing purposes in which SURGIVISION issues new securities to financial and/or venture capital investors primarily for cash or the cancellation or conversion of indebtedness of SURGIVISION or a combination thereof for the purpose of financing the operations and business of SURGIVISION.

1.7.	“DEVELOPMENT WORK” means any and all work to be performed by SIEMENS and/or SURGIVISION in the frame of this Agreement.

1.8.	“DEVELOPMENT RESULTS” means any and all results, whether patentable or not, in written or oral form, achieved or created by SIEMENS and/or SURGIVISION in the frame of this Agreement.

1.9.	“DIRECT COMPETITOR” with respect to SIEMENS means an entity that (i) has an MR scanner product line; (ii) currently develops an MR scanner product line; or (iii) publicly

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announces that it is in the process of acquiring or already acquired an MR scanner product line or an entity owning or developing an MR scanner product line. The company Medtronic Inc. or its affiliates or subsidiaries (hereinafter “Medtronic”) shall not be deemed a DIRECT COMPETITOR under (i) and (ii) with regard to Medtronic’s existing MR scanner product (ODIN, hereinafter “ODIN”), as long as Medtronic does neither use ODIN in the FIELD, nor develop ODIN for use in the FIELD, nor publicly announces that it intends to use or develop ODIN for use in the FIELD.

1.10.	“FIELD” shall mean treatment of cardiac arrhythmia by catheter mediated ablation under simultaneous MR imaging and catheter mediated cardiac electrophysiological mapping under simultaneous MR imaging.

1.11.	“INDIRECT COMPETITOR” in respect to SIEMENS means an entity that is not a DIRECT COMPETITOR but which has a product line that competes with the MR scanner product line of SIEMENS.

1.12.	“INFLUENCE TEST” shall mean the testing process that determine the influence of an external system (CATHETER TECHNOLOGY and PERIPHERAL TECHNOLOGY) on an SIEMENS MR SYSTEM.

1.13.

“INFORMATION” shall mean written and/or oral technical information with regard to MR SYSTEM, APPLICATION, CATHETER TECHNOLOGY, PERIPHERAL TECHNOLOGY, SOFTWARE, INTEGRATION or the PRODUCT, such information being available to one PARTY at any time during the term of this Agreement and not being a DEVELOPMENT RESULT. It is understood that the INFORMATION of SIEMENS shall be limited to information available at its Healthcare Magnetic Resonance (H IM MR) Business Unit; INFORMATION does not include BACKGROUND PATENTS.

1.14.

“INTEGRATION WORK” shall mean the combination of the CATHETER TECHNOLOGY, MR SYSTEM, SOFTWARE and PERIPHERAL TECHNOLOGY to the PRODUCT, as well as all work and activities related to such combination and the creation of the PRODUCT.

1.15.

“MR SYSTEM” shall mean any applicable SIEMENS MR system. Target MR SYSTEMS for the PRODUCT include the MAGNETOM Verio and the MAGNETOM Espree. Other MR SYSTEMS might be added after mutual agreement. The MR SYSTEM is currently provided by SIEMENS as a medical product according to applicable local medical product regulations in several countries, including, but not limited to, the EU, Canada and the USA.

1.16.	“PERIPHERAL TECHNOLOGY” means hardware and software required by the user to perform the APPLICATION with the PRODUCT and which is not already included in CATHETER TECHNOLOGY or SOFTWARE or MR SYSTEM.

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1.17.

“PERIPHERAL TECHNOLOGY DEVELOPMENT” shall mean all work and activities related to the development of the PERIPHERAL TECHNOLOGY as specified in ANNEX 2 SECTIONS 2.7, 2.8, 2.9 AND APPENDIX A, including but not limited to compatibility and safety for use with the MR SYSTEM.

1.18.

“PRODUCT” shall mean and comprise a combination of hardware, software and workflow procedures allowing the performance of the APPLICATION or parts thereof under simultaneous MR imaging, which the PARTIES wish to develop under this Agreement and which is defined in more detail in the specifications set forth in ANNEX 2 to this Agreement. ANNEX 2 may upon mutual agreement be amended from time to time. The PRODUCT shall be integrated and developed by SURGIVISION as a medical product according to applicable local medical product regulations including, but not limited to the EU and the USA, integrating and combining the SOFTWARE, MR SYSTEM, CATHETER TECHNOLOGY and PERIPHERAL TECHNOLOGY.

1.19.

“SOFTWARE” means software and dedicated MR sequences, which are developed by SIEMENS according to requirement specifications by SURGIVISION. These specifications are defined in more detail in ANNEX 2 to this Agreement. For the avoidance of doubt, SOFTWARE does not include [***], or any further developments or future versions of [***], but only the dedicated plug in module dedicated to the workflow of the PRODUCT developed under this Agreement.

1.20.	“SOFTWARE DEVELOPMENT WORK” shall mean all work and activities related to the development of the SOFTWARE.

2.	Obligations of SIEMENS

2.1.

SIEMENS shall perform the SOFTWARE DEVELOPMENT WORK, which shall be based on the specifications contained in ANNEX 2 and shall comprise the efforts and activities set forth in ANNEX 3 to this Agreement. SIEMENS will - at its sole discretion - perform developments and tests at SIEMENS’ or SIEMENS’ AFFILIATES premises or at hospital sites.

2.2.

The SOFTWARE DEVELOPMENT WORK and the release of the SOFTWARE shall be generally carried out in accordance with the time schedule and milestones set forth in ANNEX 3 to this Agreement. Due to the fact that the release time of the SOFTWARE depends on SIEMENS’ internal software release maps, SIEMENS may need to modify the milestones of the SOFTWARE DEVELOPMENT WORK to reflect any necessities with regard to such software release map. In that event, SIEMENS shall give written notice to SURGIVISION of any anticipated modification, and the PARTIES shall then negotiate in good faith to appropriately amend the applicable milestone(s) in ANNEX 3.

2.3.

SIEMENS shall make available to SURGIVISION INFORMATION for the term of this Agreement insofar as such INFORMATION is necessary for SURGIVISION for carrying out the INTEGRATION WORK. Disclosure of INFORMATION will be made without charge to SURGIVISION.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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2.4.

SIEMENS, insofar as it lawfully may, shall make available to SURGIVISION SIEMENS’ DEVELOPMENT RESULTS achieved during the SOFTWARE DEVELOPMENT WORK. Prototype versions of the SOFTWARE shall be made available to SURGIVISION according to the milestones set forth in ANNEX 3 and in accordance with Section 3.6.

Depending on the demands of the INTEGRATION WORK, INFORMATION and DEVELOPMENT RESULTS regarding the SOFTWARE can be submitted in writing and/or orally. INFORMATION and DEVELOPMENT RESULTS shall be submitted hereunder in the English language. The metric system shall be applied.

2.5.

SIEMENS shall be responsible for the regulatory requirements to release the SOFTWARE as a medical device in the EU, Canada and the USA, both for use under clinical study regulations or for clinical use. Further countries may be added by mutual agreement of the PARTIES.

The PARTIES assume that the SOFTWARE will be released as a medical device class 2a in the European Union (CE) and as a class 2 device in Canada and in the USA (FDA). Its intended indication of use is the tracking of a device within a scanner bore. SIEMENS shall be responsible for the payment of the costs of regulatory approval of the SOFTWARE to the respective authorities. Such cost shall be reimbursed by SURGIVISION and are therefore included in the milestone payments according to ANNEX 3. If the SOFTWARE cannot be released in the EU as a medical class 2a device or in the USA and Canada as a class 2 device, the PARTIES will jointly consider in good faith how to proceed and how to share costs. The SOFTWARE shall initially be released for clinical use with the MAGNETOM Espree and MAGNETOM Verio. Other MR scanner platforms will be added as mutually agreed between the PARTIES.

2.6.

SIEMENS shall - at SIEMENS reasonable discretion - provide SURGIVISION access to documentation about the SOFTWARE as may be required for regulatory approval of the PRODUCT for the EU, Canada or the USA.

2.7.

When SIEMENS forwards to SURGIVISION parts, components, software - including SOFTWARE or any parts or versions thereof - and other articles for purposes of the INTEGRATION WORK, SIEMENS shall remain the owner of such material and the intellectual property embodied therein (except as otherwise provided in Section 14.7).

2.8.

After productization of the SOFTWARE, SIEMENS shall pay a fix amount of thirty-five-thousand (35,000) US $ per sold licence for the SOFTWARE to SURGIVISION until a total amount has been paid to SURGIVISION equal to one hundred twenty percent (120%) of the total amount paid by SURGIVISION to SIEMENS pursuant to Section 3.6. If the price SIEMENS expects to receive for the SOFTWARE in the EU, Canada or the USA upon

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execution of this Agreement is more than 10% higher than the price SIEMENS is able to receive at market launch of the SOFTWARE in the respective market, SIEMENS is entitled to detract a respective percentage from the aforementioned fix amount for the respective market. If - at any time thereafter - the price decreases more than 10%, SIEMENS is entitled to respectively reduce the aforementioned amount every twelve (12) months. If the price SIEMENS expects to receive for the SOFTWARE in EU, Canada or the USA upon execution of this Agreement is more than 10% lower than the price SIEMENS is able to receive at market launch of the SOFTWARE in the respective market, SIEMENS shall increase the aforementioned fix amount by a respective percentage for the respective market. If - at any time thereafter - the price increases more than 10%, SIEMENS shall respectively increase the aforementioned amount every twelve (12) months.

Until the total amount to be paid to SURGIVISION has been reached, SIEMENS will inform SURGIVISION within fourteen (14) days following each calendar quarter about the number of licenses sold by SIEMENS in the past quarter. Thereafter, SURGIVISION will issue a quarterly bill to SIEMENS. SIEMENS shall not be obliged to effect any payment prior to thirty (30) days following the receipt of the respective invoice.

The obligations under this Section 2.8 of SIEMENS shall end - irrespective, whether the aforementioned total amount had been reached - with the termination of this Agreement according to Sections 15.3.1(i) or 15.3.1 (iii) or 15.3.2(i) or 15.3.2(ii) or 15.3.2 (iv) or 15.3.2 (v) or 15.3.2 (vi) or 17.1.

If the Agreement is terminated according to Section 15.3.1(ii) or 15.3.2(iii) the obligations under this Section 2.8 of SIEMENS to pay SURGIVISION a fix amount based on sold licenses for the SOFTWARE will continue but only until a total amount has been paid to SURGIVISION equal to the amount actually paid by SURGIVISION to SIEMENS pursuant to Section 3.6. In case the Agreement is terminated according to Section 15.3.1(ii) or 15.3.2(iii) before the Release of the SOFTWARE in the specific market and if SIEMENS thereafter markets a software that is functionally equivalent to the SOFTWARE within 3 years from the date of termination of the Agreement in the FIELD, which software is substantially based on the DEVELOPMENT RESULTS, the obligations under this Section 2.8 of SIEMENS to pay SURGIVISION a fix amount based on sold licenses for the SOFTWARE will continue but only until a total amount has been paid to SURGIVISION equal to the amount actually paid by SURGIVISION to SIEMENS pursuant to Section 3.6.

SURGIVISION will have the right, upon reasonable prior notice and reasonable prior request at SURGIVISION’s sole expense, to designate an independent certified public auditor (hereinafter referred to as “Auditor”) who, upon executing a SIEMENS confidentiality agreement, shall be permitted to enter SIEMENS’ premises during regular business hours and inspect SIEMENS relevant books and records with respect to ascertaining the amounts due to SURGIVISION under this Section 2.8. The Auditor shall not be allowed to disclose information obtained during such audits unless such

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information relates to SIEMENS’ breach of the payment obligations according to this Section 2.8. Any information disclosed pursuant to the foregoing is strictly confidential and may only be used to enforce the rights arising from such a breach. Such audits shall be permitted not more than once in a calendar year. Any unpaid amounts that are detected shall be paid by SIEMENS. SURGIVISION shall endeavor to minimize disruption of SIEMENS’ business activities to the extent reasonably practicable.

2.9.

The PARTIES agree that SIEMENS is entitled to provide a maximum of three (3) of its development partners with free licences including updates and upgrades of the SOFTWARE. With regard to these free licences SIEMENS is not obliged to make payments to SURGIVISION. The PARTIES will agree in good faith whether additional development partners will need to be provided with free licences of the SOFTWARE or about special conditions for sale for certain customers or development partners. The foregoing shall in no way obligate SURGIVISION to provide SIEMENS’ development partners with CATHETER TECHNOLOGY or PERIPHERAL TECHNOLOGY free of charge.

2.10.	The SOFTWARE remains SIEMENS’ property.

3.	Obligations of SURGIVISION

3.1.

SURGIVISION shall perform the CATHETER TECHNOLOGY DEVELOPMENT, the PERIPHERAL TECHNOLOGY DEVELOPMENT and the INTEGRATION WORK required to create and provide the PRODUCT and SURGIVISION shall be responsible for initiation and execution of any procedures in connection with all related regulatory requirements in the EU, Canada and the USA, both for use under clinical study regulations or for clinical use. Further countries may be added by mutual agreement of the PARTIES. This includes SURGIVISION’s responsibility for the testing of risks and special requirements that arise from the joint clinical use of the MR SYSTEM, the SOFTWARE, the CATHETER TECHNOLOGY and the PERIPHERAL TECHNOLOGY for use in the PRODUCT for the APPLICATION. The following MR SYSTEMS shall be covered in the INTEGRATION WORK: MAGNETOM Espree and MAGNETOM Verio.

3.2.

SURGIVISION shall bear the costs incurred by SURGIVISION for its efforts under or in connection with the CATHETER TECHNOLOGY DEVELOPMENT, the PERIPHERAL TECHNOLOGY DEVELOPMENT and the INTEGRATION WORK and integration testing as well as the costs of regulatory approval of the PRODUCT.

3.3.	SURGIVISION shall comply with all safety notices, risk assessments (if applicable), instruction, etc. as supplied by SIEMENS in the documentation of the SOFTWARE.

3.4.

SURGIVISION, insofar as it lawfully may, shall make available to SIEMENS according to the milestones in ANNEX 3, SURGIVISION’s INFORMATION and DEVELOPMENT RESULTS insofar as such INFORMATION and DEVELOPMENT RESULTS are

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necessary for SIEMENS to carry out the SOFTWARE DEVELOPMENT WORK. The supply of all specifications and the disclosure of INFORMATION and DEVELOPMENT RESULTS is free of charge. INFORMATION and DEVELOPMENT RESULTS shall be submitted hereunder in the English language. The metric system shall be applied.

3.5.

For SURGIVISION to be able to perform the INTEGRATION WORK, SIEMENS will provide engineering (prototype) releases of the SOFTWARE according to Section 2.4 clearly labeled and specified as “not for clinical use”. SIEMENS shall not safety test these releases, and shall only provide limited documentation and limited risk analysis information to SURGIVISION. SIEMENS does neither guarantee nor warrant the stability or reliability of this software release. SURGIVISION specifically agrees to use the engineering software at its own risk and to not use for clinical or human diagnosis and/or treatment. SURGIVISION shall indemnify, defend and hold harmless SIEMENS from any and all claim, liability, damage, loss, or expense imposed upon SIEMENS by third parties due to the use of such engineering (prototype) releases of the SOFTWARE. This provision is not subject to any limitation of liability under this Agreement.

3.6.

SURGIVISION shall pay to SIEMENS an aggregate of two million four hundred seventy six thousand (2,476,000) US$ in installments according to the milestones reached by SIEMENS in the SOFTWARE DEVELOPMENT WORK and as specified in ANNEX 3. The payment is due thirty (30) days following SURGIVISION’s receipt of a respective invoice issued by SIEMENS. The invoice shall not be issued prior to the achievement of the respective milestone.

3.7.

Upon the conclusion of each of the CATHETER TECHNOLOGY DEVELOPMENT and the PERIPHERAL TECHNOLOGY DEVELOPMENT SURGIVISION shall deliver to SIEMENS the respective DEVELOPMENT RESULTS for SIEMENS’ performance of the INFLUENCE TEST according to Section 6. Upon completion of the INTEGRATION WORK, SURGIVISION shall deliver to SIEMENS the information about the PRODUCT and the APPLICATION necessary for risk analysis according to Section 6.2 and fully cooperate with SIEMENS to obtain the risk analysis.

3.8.	SURGIVISION shall establish or contract a marketing and sales force to make the CATHETER TECHNOLOGY and PERIPHERAL TECHNOLOGY in the PRODUCT commercially available to customers in the EU and the US.

3.9.	SURGIVISION shall be responsible to perform or have performed by a third party customer training, service and support for the CATHETER TECHNOLOGY and PERIPHERAL TECHNOLOGY in the PRODUCT.

3.10.

For the event SURGIVISION is not able to fulfill Sections 3.8 or 3.9 within 6 months after the completion of the INTEGRATION WORK required to create and provide the PRODUCT and the receipt of regulatory approval to release the PRODUCT in the applicable market, SIEMENS is herewith granted - and SIEMENS already accepts this grant - a 90-day option free of charge to

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(i)	terminate the exclusivity according to Section 9.2 in the countries SURGIVISION is not able to fulfill Sections 3.8 or 3.9, or

(ii)

acquire a non-exclusive, sublicensable license in the FIELD for the countries SURGIVISION is not able to fulfil Sections 3.8 or 3.9 to use and exploit the CATHETER TECHNOLOGY, PERIPHERAL TECHNOLOGY or the PRODUCT, or any and all intellectual property rights related to CATHETER TECHNOLOGY, PERIPHERAL TECHNOLOGY or PRODUCT, to the extent related to the APPLICATION (hereinafter “OPTION TO LICENSE”). This license is granted upon execution of the OPTION TO LICENSE and already accepted by SIEMENS.

If SIEMENS exercises the OPTION TO LICENSE, SIEMENS is additionally granted - and SIEMENS already accepts - a non-exclusive, sublicensable licence in the FIELD for the countries SURGIVISION is not able to fulfill Sections 3.8 or 3.9 to use any BACKGROUND PATENTS necessary for the use and exploitation of the CATHETER TECHNOLOGY, PERIPHERAL TECHNOLOGY or PRODUCT to the extent related to the APPLICATION. Following the exercise of the OPTION TO LICENSE, SIEMENS shall no longer be bound by the exclusivity provisions according to Section 9.2 - 9.6 with respect to the countries SURGIVISION failed to fulfill Sections 3.8 or 3.9.

In return for the aforementioned grant of rights following SIEMENS exercise of the OPTION TO LICENSE, SIEMENS agrees to pay royalties to SURGIVISION of five percent (5%) of the NET SALES of CATHETER TECHNOLOGY and/or PERIPHERAL TECHNOLOGY, beginning with market launch of such CATHETER TECHNOLOGY and/or PERIPHERAL TECHNOLOGY provided the fact that the CATHETER TECHNOLOGY and/or PERIPHERAL TECHNOLOGY contains the licensed intellectual property rights of SURGIVISION. As PERIPHERAL TECHNOLOGY may contain different technology components the obligation to pay royalties shall be limited and related to such components that contain the licensed intellectual property rights of SURGIVISION. Payment of royalties will be limited to the scope of protection of the respective intellectual property rights. “NET SALES” shall mean gross revenue from sales by SIEMENS and/or SIEMENS’ AFFILIATES, SIEMENS’ distributors, SIEMENS’ sublicensees and other third parties sublicensing the aforementioned rights from SIEMENS, without value-added, consumption or other taxes imposed on the transaction. If SIEMENS exercises the OPTION TO LICENSE, the fifth paragraph of Section 2.8 shall apply analogously.

4.	Communication, Contacts and Meetings

4.1.	Each PARTY shall, within one (1) month after this Agreement is signed by the PARTIES, appoint a project manager who will act as a point of contact during the term of this Agreement.

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4.2.

SURGIVISION and SIEMENS shall schedule regular meetings. At these meetings, the project managers appointed as per Section 4.1 and any relevant other personnel of the PARTIES will review the status of the INTEGRATION WORK, the CATHETER TECHNOLOGY DEVELOPMENT, the PERIPHERAL TECHNOLOGY DEVELOPMENT and the SOFTWARE DEVELOPMENT WORK. The location of the meetings will be alternately appointed by the PARTIES or the PARTIES will jointly decide where the meeting will be held. Both PARTIES shall cover their own travel costs.

In addition, the PARTIES shall keep each other informed on any major progress achieved during the INTEGRATION WORK, the CATHETER TECHNOLOGY DEVELOPMENT, the PERIPHERAL TECHNOLOGY DEVELOPMENT and the SOFTWARE DEVELOPMENT WORK. Moreover, the PARTIES will inform each other of technical changes to the CATHETER TECHNOLOGY, PERIPHERAL TECHNOLOGY or SOFTWARE that might influence the INTEGRATION WORK or the PRODUCT.

4.3.

In the event that either PARTY realizes that the SOFTWARE DEVELOPMENT WORK or the INTEGRATION WORK cannot be efficiently performed according to the milestones, time schedules and development plans, each PARTY shall immediately inform the other PARTY thereof. The PARTIES shall then review the situation and mutually agree on changes with respect to the further performance of the INTEGRATION WORK and the SOFTWARE DEVELOPMENT WORK. Section 2.2 shall remain unaffected.

4.4.

SIEMENS and SURGIVISION intend to create a scientific advisory board consisting of at least two (2) clinical partners for preference testing of the PRODUCT. The creation of such advisory board shall be subject to separate agreements between SIEMENS and/or SURGIVISION and the respective clinical partner. The PARTIES agree that, prior to entering into any such agreement with a clinical partner, the PARTIES will confer with each other and agree on how all technical information and intellectual property rights created under such agreement will be handled (i.e., what rights SIEMENS and SURGIVISION, respectively, will have in and to such technical information and intellectual property). If the PARTIES cannot agree otherwise, SIEMENS shall at least be granted a non-exclusive, perpetual, worldwide, irrevocable, and unrestricted and royalty free right to use, have used or sublicense, in the FIELD, any and all technical information and intellectual property rights created by the clinical partner under such agreement that relates to the SOFTWARE.

The clinical partners will consult SIEMENS and SURGIVISON to a varying degree and level during the term of this Agreement, from early consulting to customer preference testing. Within the first two months after the execution of this Agreement, SIEMENS and SURGIVISION will agree upon the clinical partners and their level of involvement. At least one of the clinical partners should be based in Europe, preferably Germany. SIEMENS and SURGIVISON will share travel costs and expenses required for the clinical partners, as long as the clinical partners do not cover their travel costs themselves. It is intended to

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create regular meetings with the advisory board to obtain differentiated user opinions about the PRODUCT. Depending on the level of involvement of the clinical partner, SIEMENS and SURGIVISON will provide them with loaned equipment at SIEMENS and SURGIVISlON’s own expenses according to Section 5.9.

5.	Loaned Equipment

5.1.	SIEMENS shall make available to SURGIVISION on loan medical equipment, items and software products listed in ANNEX 4 (“LOANED EQUIPMENT”) for the purpose of performing the INTEGRATION WORK.

5.2.	Shipment costs of the LOANED EQUIPMENT from SIEMENS premises to SURGIVISION shall be borne by SIEMENS.

5.3.

LOANED EQUIPMENT provided by SIEMENS in accordance with Section 5.1 hereinabove shall exclusively be used for the performance of the INTEGRATION WORK and shall not be handed over or otherwise made available to any third party without SIEMENS’ prior written consent. Insofar as software products are part of the LOANED EQUIPMENT, SURGIVISION shall have the right to use such software products on the systems or hardware identified in ANNEX 4 for the purpose of performing the DEVELOPMENT WORK. Unless and to the extent expressly authorized by SIEMENS in writing, SURGIVISION shall not be entitled to copy, redevelop, recompile, change or extract parts of any software products. SIEMENS may at any time replace LOANED EQUIPMENT by other equipment as deemed useful by SIEMENS, provided however, that such other equipment is substantially as suitable as the original LOANED EQUIPMENT to carry out the INTEGRATION WORK.

5.4.	During the term of this agreement SIEMENS shall carry out service and maintenance of the LOANED EQUIPMENT. The incurred costs shall be borne by SIEMENS.

5.5.

No additional costs shall be borne by SIEMENS in connection with the LOANED EQUIPMENT other than those explicitly mentioned herein. In particular, without limitation, infrastructure costs, such as costs for water or electricity shall be borne by SURGIVISION.

5.6.

Within eight (8) weeks upon termination of this Agreement, the LOANED EQUIPMENT shall be returned to SIEMENS by SURGIVISION, unless otherwise agreed. Shipment costs from SURGIVISION to SIEMENS shall be borne by SURGIVISION.

5.7.	Without prejudice to the terms and conditions stated in this Section 5, the loan conditions set forth in ANNEX 5 shall apply with respect to the loan of LOANED EQUIPMENT.

5.8.

SURGIVISION shall provide SIEMENS with prototypes of the CATHETER TECHNOLOGY and PERIPHERAL TECHNOLOGY as defined in the milestones in ANNEX 3 for performing the SOFTWARE DEVELOPMENT WORK and for performing the

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INFLUENCE TEST. The costs incurred shall be borne by SURGIVISION. Shipment costs from SURGIVISION to SIEMENS shall be borne by SURGIVISION.

5.9.

The PARTIES agree that equipment of any of the PARTIES which should be loaned to clinical partners is, unless otherwise required by mandatory law, made available to such partners by SIEMENS or SURGIVISION without additional payment under and in connection with this Agreement and is subject to separate contracts between the respective PARTY and the clinical partner.

6.	Compatibility Testing and Risk Analysis

6.1.	SURGIVISION is responsible for risk analysis and testing of CATHETER TECHNOLOGY and PERIPHERAL TECHNOLOGY. SIEMENS is responsible for the INFLUENCE TEST and for a SIEMENS risk analysis.

6.2.

SURGIVISION is responsible for the INTEGRATION WORK, the testing of all the components after the INTEGRATION WORK and the risk analysis that covers the complete PRODUCT after the INTEGRATION WORK. The mentioned testing and risk analysis are a subset of the requirements for regulatory approval in the EU, Canada and the USA for use under clinical study regulations or for clinical use (section 3.1).

6.3.

SIEMENS shall perform an INFLUENCE TEST of the CATHETER TECHNOLOGY and the PERIPHERAL TECHNOLOGY with the MR SYSTEM. SURGIVISION shall provide respective components and prototypes of the CATHETER TECHNOLOGY and the PERIPHERAL TECHNOLOGY to SIEMENS as listed in ANNEX 3 and according to the timeline in ANNEX 3. The result of such an INFLUENCE TEST consists of INFORMATION on the proper functioning of the MR SYSTEM while the CATHETER TECHNOLOGY or the PERIPHERAL TECHNOLOGY is connected or in close proximity to the MR SYSTEM. SIEMENS shall provide the test results in a format that complies to the SIEMENS quality system.

6.4.	Upon SURGIVISIONs request SIEMENS shall provide SURGIVISION with the results of such an INFLUENCE TEST that SURGIVISION may use for application to regulatory approval of the PRODUCT.

6.5.

However, SIEMENS neither guarantees nor warrants that the result of such an INFLUENCE TEST or the result of the SIEMENS risk analysis will support or allow for a regulatory approval by the competent authorities.

6.6.

SIEMENS shall neither cover any costs related to necessary changes to the CATHETER TECHNOLOGY nor PERIPHERAL TECHNOLOGY nor the PRODUCT as a result of the INFLUENCE TEST or the SIEMENS risk analysis nor perform or cover the costs for any changes to the MR SYSTEM.

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6.7.

SIEMENS shall define a location where the INFLUENCE TEST will be performed (e.g. Europe or USA or China). SURGIVISION shall cover the costs of shipping the CATHETER TECHNOLOGY and the PERIPHERAL TECHNOLOGY to the defined location and back.

6.8.

SURGIVISION shall bear the costs for the INFLUENCE TEST. SIEMENS will perform the INFLUENCE TEST as already reflected in ANNEX 3. The PARTIES may mutually agree on repeated INFLUENCE TEST not yet reflected in ANNEX 3. The fee for repeated INFLUENCE TESTS will be determined by SIEMENS on a time and material base. In the event INFLUENCE TESTS become necessary in future due to future porting of SOFTWARE or due to the involvement of other or future MR SYSTEMS involved, SURGIVISION shall bear all costs related to such INFLUENCE TESTS.

6.9.

SURGIVISION shall be responsible for the performance of the compatibility tests to ensure that the CATHETER TECHNOLOGY and the PERIPHERAL TECHNOLOGY is compatible with the MR SYSTEM, meaning the proper functioning of the CATHETER TECHNOLOGY and the PERIPHERAL TECHNOLOGY in close proximity or in connection with the MR SYSTEM and in its intended use in the PRODUCT. SURGIVISION shall bear the costs of such tests.

6.10.

Any payment according to this Section 6 becomes due thirty (30) days following SURGIVISIONS receipt of a respective invoice issued by SIEMENS. The invoice shall not be issued prior to the performance of the respective INFLUENCE TEST or SIEMENS risk analysis.

7.	Completion

7.1.

This Agreement is completed, if all SOFTWARE DEVELOPMENT WORK as per ANNEX 2 and all CATHETER TECHNOLOGY DEVELOPMENT, PERIPHERAL TECHNOLOGY DEVELOPMENT and INTEGRATION WORK - including compatibility testing or risk analysis according to Section 6 - have been successfully completed, SIEMENS obtained the approvals for the SOFTWARE according to Section 2.5 with respect to the USA, Canada, the EU and any further countries that may be mutually agreed by the PARTIES, SURGIVISION obtained the approvals for the PRODUCT according to Section 3.1 with respect to the USA, Canada, the EU and any further countries that may be mutually agreed by the PARTIES, and the PRODUCT is clinically released in the USA, Canada, the EU and the aforementioned further countries.

7.2.	Later maintenance of SOFTWARE (including service, support, modifications and upgrades) by SIEMENS shall be subject to a separate marketing and sales agreement according to Section 10.

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8.	Changes of Specifications

8.1.	The PARTIES will agree in good faith about changes in the SOFTWARE specifications as specified in ANNEX 2 during the SOFTWARE DEVELOPMENT WORK in accordance with this Section 8.

8.2.	SURGIVISION shall inform SIEMENS in writing of any requested changes and/or amendments and specifying the requested changes (hereinafter referred to as “Change Request”).

8.3.

After receiving the Change Request, SIEMENS shall submit a written proposal (e-mail is sufficient) to SURGIVISION describing the work packages, required resource time, the costs and milestone changes to the SOFTWARE DEVELOPMENT WORK. Costs shall be based upon a calculation rate of four thousand seven hundred (4,700) US$ per man week. Small changes in the specifications (equalling a change on the time schedule of less than three (3) man days in addition) shall be borne by SIEMENS and shall be covered by the fixed payment from SURGIVISION as specified in Section 3.6. Other changes in the specifications equaling more than three (3) man days shall be borne by SURGIVISION in accordance with SIEMENS’ proposal or any of its amendments during the negotiation of the Change Request.

8.4.

The PARTIES shall mutually agree whether and by whom an analysis of the IP situation in regards to the specific Change Request will be performed (either by employees of the PARTIES or by an external specialist). If an analysis of the IP situation is mutually agreed upon, SURGIVISON will cover any costs related to the IP Analysis. If SURGIVISION unilaterally decides that the IP Analysis to a Change Request shall not be performed, section 13.5.2 (ii) applies.

8.5.

SIEMENS is not obliged to submit such proposal, if - according to SIEMENS’ reasonable determination - the preparation of such proposal takes more than one (1) man week or the performance of the Change Request probably causes a delay of the release of the SOFTWARE of more than two (2) men weeks. In these events SIEMENS is additionally entitled to reject the Change Request.

8.6.

If SURGIVISION accepts the proposal, the Parties will execute a written change order (hereinafter referred to as “Change Order”). The Change Order will become part of this Agreement. Failure to accept the proposal within five (5) working days following SURGIVISION’s receipt of the proposal shall be deemed as an abandoning of the Change Request, unless the Parties agreed otherwise.

9.	Exclusivity

9.1.

Until five (5) years after regulatory approval respectively in the EU, Canada, USA or other applicable region mutually agreed by the PARTIES (measured from the date of such approval of the PRODUCT for each respective region) SURGIVISION shall not, directly or indirectly through one or more Affiliates or other third parties, sell or offer any device,

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product or other solution in the FIELD in the respective region that is combined or intended to be used with a non-SIEMENS MR scanner for medical procedures in the FIELD or officially communicate in the respective market that such device, product or solution that is combined or intended to be used with a non-SIEMENS MR scanner for procedures in the FIELD will be supplied in the respective region in the future. SURGIVISlON’s obligations in this Section 9.1 with respect to a particular region are subject to the condition that, once the INTEGRATION WORK is completed and the PRODUCT is commercially available in that region, SIEMENS thereafter continues to maintain the commercial availability of the SOFTWARE in the region.

9.2.

Until five (5) years after regulatory approval respectively in the EU, Canada, USA or other applicable region mutually agreed by the PARTIES (measured from the date of such approval of the PRODUCT for each respective region) SIEMENS shall not, directly or indirectly through one or more Affiliates or other third parties, market or offer SOFTWARE or modified or copied versions of the SOFTWARE or software that is functionally similar to the SOFTWARE in the respective region with the intention of a combination of the SOFTWARE or modified or copied versions of the SOFTWARE or functionally similar software with non-SURGIVISION catheters, guidewires and/or other similar devices and products for medical procedures in the FIELD or officially communicate in the respective market that SOFTWARE or modified or copied versions of SOFTWARE or functionally similar software that is combined or can be used with any such non-SURGIVISION device or product for procedures in the FIELD will be supplied in the respective region in the future. SIEMENS’ obligations in this Section 9.2 with respect to a particular region are subject to the condition that, once the INTEGRATION WORK is completed and the PRODUCT is commercially available in that region, SURGIVISION thereafter continues to maintain the commercial availability of the CATHETER TECHNOLOGY and the PERIPHERAL TECHNOLOGY in the region. Notwithstanding the foregoing to the contrary, this Section 9.2 will not apply with respect to SIEMENS’ [***] including further developments to, or future versions of, such base modules.

9.3.

In case rumours arise in the market that one of the PARTIES may be violating the provisions of Section 9.1 or 9.2, as applicable, such PARTY shall confirm the exclusivity of the cooperation of the PARTIES in the FIELD with a public statement.

9.4.

After the expiration of the exclusivity periods set forth in Sections 9.1 and 9.2, both PARTIES are generally free to enter into relationships with third parties. However, neither SIEMENS nor SURGIVISION shall enter into a development, sales, marketing or other similar relationship with a third party for a product or system in the FIELD generally excluding or preventing the other PARTY from sale, marketing or distribution of the PRODUCT, SOFTWARE, CATHETER TECHNOLOGY or PERIPHERAL TECHNOLOGY for a further period of two (2) years beyond the aforementioned exclusivity periods (i.e., neither SURGIVISlON nor SIEMENS may enter into any such relationship that excludes or prevents the use of SURGIVISION’s CATHETER TECHNOLOGY/PERIPHERAL TECHNOLOGY with SIEMENS’ SOFTWARE/ MR SYSTEM in the FIELD, and vice versa).

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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9.5.	The exclusivity may expire or be terminated according to Sections 3.10, 15, 16 and 17.

9.6.

The PARTIES acknowledge and understand that the FIELD is not limited to a particular ablation technique (e.g., radiofrequency ablation, cryoablation, laser ablation, etc.) or type of cardiac arrhythmia. However, the obligations under this Agreement currently relate only to the use of RF ablation to treat atrial fibrillation. Therefore, in the event either PARTY desires to initiate and pursue development work for a product that uses an ablation technique other than RF ablation (e.g., cryoablation) or for other cardiac arrhythmias like ventricular tachycardia or ventricular fibrillation, the PARTIES agree that the following provisions of this Section 9.6 will apply:

(i)

In the event a PARTY (the “one PARTY”) desires to initiate and pursue development work for a product that uses an ablation technique other than RF ablation or type of cardiac arrhythmia other than atrial fibrillation, the one PARTY shall give the other PARTY written notice of that desire. In its written notice, the one PARTY shall specify the particular ablation technique and/or cardiac arrhythmia and a proposed plan for such development work.

(ii)

For a period of sixty (60) days following the other PARTY’S receipt of such written notice, the PARTIES shall negotiate in good faith to establish and agree on commercially reasonable terms of a plan for the requested development work.

(iii)

In the event the PARTIES agree within such 60-day period on the terms of the development work, the PARTIES will then enter into an appropriate amendment to this Agreement to memorialize such terms in writing.

(iv)

In the event the PARTIES, despite their good faith efforts, are unable to agree within such 60-day period on the terms of the development plan, the definition of the term “FIELD” in this Agreement shall automatically be amended to remove the particular ablation technique or cardiac arrhythmia being subject of the request of one PARTY from the scope of that term. For example, if the PARTIES could not agree on the terms of a plan for the development for a product that uses cryoablation therapy, the definition of the term “FIELD,” going forward, would no longer include catheter-based cardiac ablation for the treatment of arrhythmias using cryoablation therapy.

10.	Marketing Support

After clinical release of the PRODUCT in the EU, Canada or the USA, the PARTIES shall support each other in marketing activities as seen appropriate by each PARTY. Within nine (9) months before the commercial availability of the PRODUCT in the EU, Canada or

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the USA, the PARTIES shall enter into negotiations about a separate marketing and sales agreement in form and substance reasonably satisfactory to each PARTY. The PARTIES may agree to use the SIEMENS sales and distribution channels for sales activities of the CATHETER TECHNOLOGY and PERIPHERAL TECHNOLOGIES.

11.	Secrecy

11.1.

“Confidential Information” shall mean any information and data, including without limitation, any kind of business, commercial or technical information and data disclosed between the PARTIES in connection with the execution or performance of this Agreement, irrespective of the medium in which such information or data is embedded, which is-when disclosed in tangible form - marked “Confidential” by the disclosing PARTY or which is-when disclosed orally or visually - identified as such prior to disclosure and summarized in writing by the disclosing PARTY and said summary is given to the receiving PARTY within thirty (30) days after such disclosure marked “Confidential”. In case of disagreement, the receiving PARTY must present its objections to the summary in writing within thirty (30) days of receipt. Confidential Information shall include any copies or abstracts made thereof as well as any apparatus, modules, samples, prototypes or parts thereof. INFORMATION and DEVELOPMENT RESULTS shall be deemed Confidential Information, even if not marked “Confidential”. Each PARTY will maintain Confidential Information received by the other PARTY in confidence and will use such Confidential Information solely for the purposes of this Agreement, provided, however, that such PARTY may disclose such information to its officers, AFFILIATES, and those of its employees and subcontractors who need to know it for the purposes of this Agreement. Each PARTY shall impose on its officers, AFFILIATES, and its employees and subcontractors obligations no less stringent than such PARTY’S confidentiality obligations under this Agreement, and each PARTY will be responsible for any violation of such PARTY’s confidentiality obligations under this Agreement by any of its officers, AFFILIATES, employees or subcontractors.

11.2.	Neither PARTY shall be liable for disclosure and/or any use of Confidential Information as described in Section 11.1 above insofar as such information

•	is in, or becomes part of, the public domain other than through a breach of this Agreement by such PARTY or such PARTY’s officers, AFFILIATES, employees or subcontractors;

•	is already known to such PARTY at or before the time it receives the same from the other PARTY or is disclosed to such PARTY by a third party as a matter of right;

•	is lawfully obtained by the receiving PARTY from a third party without an obligation of confidentiality;

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•	is independently developed by such PARTY without the benefit of Confidential Information received from the other PARTY, unless received under the exceptions set out in this Section 11.2;

•

is required to be disclosed by any ruling of a governmental or regulatory authority or court or by mandatory law, provided that written notice of such ruling is given without undue delay to the disclosing PARTY so as to give the disclosing PARTY an opportunity to intervene and further provided that the receiving PARTY uses reasonable efforts to obtain assurance that the Confidential Information will be treated confidentially; or

•	is disclosed and/or used by such PARTY with the prior written consent of the other PARTY.

Notwithstanding the above, each PARTY has the right to disclose the other PARTY’S INFORMATION and/or DEVELOPMENT RESULTS which it received under this Agreement to its customers insofar and to the extent as is customary in the medical device industry (e.g., listing or identifying catheters in the SOFTWARE customer manual).

12.	Warranties

12.1.

SURGIVISION shall inform SIEMENS without delay in writing of any malfunction or defect of any LOANED EQUIPMENT. SIEMENS shall take appropriate steps in order to rectify any such malfunction or defect. However, if SIEMENS considers a malfunction or defect to be safety-relevant, SIEMENS shall be entitled to require that SURGIVISION immediately cease the use of affected equipment, components and/or software, and that SURGIVISION delete all copies of such affected software, in which event SIEMENS shall provide SURGIVISION substitute LOANED EQUIPMENT that is substantially as suitable as the affected LOANED EQUIPMENT to carry out the INTEGRATION WORK. Further rights against SIEMENS in the event of malfunction or defect of LOANED EQUIPMENT shall be excluded.

12.2.

The PARTIES shall undertake reasonable efforts to ensure that their DEVELOPMENT WORK and DEVELOPMENT RESULTS do not infringe intellectual property rights of any third party. The PARTIES represent and warrant to conduct the DEVELOPMENT WORK in a lawful and professional manner utilizing generally accepted scientific methods and to use reasonable commercial efforts to achieve the tasks of this Agreement.

12.3.

SIEMENS warrants using all reasonable efforts to ensure that the SOFTWARE meets the applicable specifications according to ANNEX 2 and all applicable regulatory requirements in the countries where SIEMENS uses the SOFTWARE for clinical studies on patients or for clinical use, and to use all reasonable efforts that the respective approvals can be achieved without undue delay.

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12.4.

SURGIVISION warrants using all reasonable efforts that the CATHETER TECHNOLOGY and the PERIPHERAL TECHNOLOGY meet the specifications according to the respective Annexes. SURGIVISION warrants performing the INTEGRATION WORK in a manner suitable to create the PRODUCT according to the specifications in ANNEX 2.

12.5.

SURGIVISION warrants to use all reasonable efforts to ensure that the PRODUCT meets the specifications in ANNEX 2 and all applicable regulatory requirements in the countries where SURGIVISION uses the PRODUCT for clinical studies on patients or for clinical use, and to use all reasonable efforts that the respective approvals can be achieved without undue delay.

12.6.

The sole obligation of each PARTY with respect to the aforementioned warranties shall be to correct or remedy any defects, errors, malfunctions or non-compliance with the warranties, especially with the respective specifications defined in the Annexes to this Agreement, (hereinafter “ERRORS”) that might have occurred without undue delay after such ERRORS become known to the PARTY which provided the respective DEVELOPMENT RESULTS. Following the correction of the ERRORS, the correcting PARTY shall immediately provide the other PARTY with the corrected DEVELOPMENT RESULTS.

12.7.

If INFORMATION is incorrect or incomplete, then the PARTY having provided such incorrect or incomplete INFORMATION (the “one PARTY”) shall, as soon as the one PARTY becomes aware of such error or incompleteness or at the other PARTY’s written request specifying the error or incompleteness, correct the error, if such is possible, or provide the missing INFORMATION to the extent such INFORMATION is available with the one PARTY. Other than correcting errors or incompleteness as set forth hereinbefore neither PARTY shall assume any warranty or liability with regard to INFORMATION.

12.8.

The warranties set forth in this Section 12 shall be the sole warranties under this Agreement, and no other warranties shall apply, in particular, without limitation, with regard to INFORMATION, SOFTWARE, CATHETER TECHNOLOGY, PERIPHERAL TECHNOLOGY and the LOANED EQUIPMENT.

13.	Liability and Indemnification

13.1.

SURGIVISION shall in its sole responsibility ensure fulfillment of the instructions received from SIEMENS or its AFFILIATES pertaining to the LOANED EQUIPMENT and safe handling thereof. SURGIVISION shall indemnify, defend and hold harmless SIEMENS and its AFFILIATES from any and all claims, proceedings, costs, expenses, damages, penalties, and losses (including reasonable attorneys’ fees) resulting from a nonfulfillment or breach of the aforesaid responsibilities.

13.2.	SURGIVISION agrees to defend, indemnify and hold SIEMENS and its AFFILIATES harmless from any and all claims, proceedings, costs, expenses, damages, penalties, and

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losses (including reasonable attorneys’ fees) resulting from SIEMENS use or sale of the PRODUCT (other than the SOFTWARE or MR SYSTEM), CATHETER TECHNOLOGY and/or PERIPHERAL TECHNOLOGY or SIEMENS or its AFFILIATES use of any of SURGIVISION’s INFORMATION, DEVELOPMENT RESULTS or BACKGROUND PATENTS as permitted under the terms of this Agreement.

13.3.

Unless provided otherwise in Section 13.4 below, each PARTY shall be liable for personal injury for which it can be held responsible in accordance with the applicable legal regulations. It will be liable for physical damage to the other PARTY’S property for which it can be held responsible up to a maximum amount of two hundred and fifty thousand Euro (€250.000) per incident up to a maximum amount of one and a half million Euro (€1.500.000) for all incidents in the aggregate.

13.4.

Except as provided herein, any other claims for damages of the PARTIES shall be excluded, regardless of the legal grounds, in particular, but not limited to, any claims for damages arising from interruption of business, lost profits or loss of data. The aforesaid limitations and exclusions of liability shall also apply to subcontractors of the PARTIES, including, without limitation, AFFILIATES. This exclusion shall not apply with regard to Sections 13.1 and 13.2, if this Agreement excludes a limitation of liability or where mandatory law stipulates otherwise under applicable product liability law or in cases of willful misconduct, of gross negligence or of the non-performance of essential contractual obligations. However, liability for damages arising from non-performance of essential contractual obligations shall be limited to the foreseeable damage typical for this Agreement except for cases of willful misconduct and gross negligence.

13.5.	Indemnification by SIEMENS

13.5.1.

In the event a third party claims that SURGIVISlON’s use of SIEMENS’ INFORMATION, SIEMENS’ DEVELOPMENT RESULTS or SIEMENS’ BACKGROUND PATENTS infringes the proprietary or intellectual property rights of such third party, SIEMENS shall, at its own choice and as SIEMENS’ sole obligation with regard to such infringement, either procure at its own cost those licenses necessary for such use of the relevant INFORMATION, DEVELOPMENT RESULTS or BACKGROUND PATENTS as described above, or, with respect to DEVELOPMENT RESULTS, modify the relevant DEVELOPMENT RESULTS in a way that they remain functionally equivalent but become non-infringing.

13.5.2.

However, the aforesaid obligations shall not be applicable insofar as the infringement arises in whole or in part out of SURGIVISION’s responsibility, especially out of - without being limited to - (i) the acts or omissions of SURGIVISION; (ii) compliance with specifications provided by SURGIVISION, where SURGIVSION was informed following the respective IP Analysis according to ANNEX 3 that the underlying specifications contain risk to infringe intellectual property of third party; (iii) combination or use of the SOFTWARE with other

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software, technology or products except when such combination or use is necessary for the INTEGRATION WORK and specified in an ANNEX to this Agreement, (iv) modification of the SOFTWARE by persons other than SIEMENS, or (v) with respect to infringement of patents or copyrights resulting from any use of the SOFTWARE outside of the EU, Canada and the US.

13.5.3.

A prerequisite for the liability of SIEMENS under the terms of Section 13.5.1 shall be that SURGIVISION immediately notifies SIEMENS in writing of any third party claims on account of the infringement of their property or intellectual property rights, that the alleged infringement is not admitted by SURGIVISION and that SURGIVISION conducts no dispute resolution and reaches no out-of-court settlements other than with the consent of SIEMENS.

14.	DEVELOPMENT RESULTS, INFORMATION and Rights Thereunder

14.1.   SURGIVISION shall provide SIEMENS with no costs within fifteen (15) days after the signing of this Agreement with a thorough patent analysis demonstrating the patent protection of its CATHETER TECHNOLOGY and related patents by competitors. The patent analysis shall inter alia -without being limited to - include information about (i) the current owner/assignee; (ii) any and all of SURGIVISIONS’ existing license agreements, transfer agreements or any other agreements regarding ownership of the patents with third party companies; as well as (iii) information about the abandoning of any of SURGIVISION’s patents .

SIEMENS shall have the right to review the patent analysis for forty five (45) days. SIEMENS shall have the right to terminate this Agreement without further reasons and without any reimbursement made to SURGIVISION, if SIEMENS comes to the conclusion that information contained in the patent analysis will prevent a successful or economical reasonable fulfillment of the Agreement; provided, however, that SIEMENS shall reimburse SURGIVISION for any milestone payments already paid by SURGIVISION. SURGIVISION shall provide further clarification on the patent analysis upon request by SIEMENS.

If SURGIVISION intends to abandon a patent relating to its CATHETER TECHNOLOGY during the term of the Agreement and during the exclusivity periods according to Section 9, SURGIVISION shall inform SIEMENS thereof at least four (4) months prior to the date of the next renewal fee becoming due.

If SURGIVISION intends selling or transfering any patents relating to SURGIVISION’s CATHETER TECHNOLOGY during the term of the Agreement and during the exclusivity periods according to Section 9, SURGIVISION shall inform SIEMENS duly in advance about such sale or transfer, at least four (4) weeks prior to the conclusion of the respective sale or transfer agreement. For the avoidance of any doubt, the foregoing does not apply to the grant of any non-exclusive license in the FIELD or the grant of any license outside the FIELD.

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14.2.

Each PARTY shall remain the owner of its INFORMATION, BACKGROUND PATENTS and DEVELOPMENT RESULTS (if applicable), and shall retain the ability to grant rights, licenses and submit patents at its discretion.

14.3.

Each PARTY hereby grants to the other PARTY a non-exclusive, non-transferable, fully paid license in the FIELD to use its INFORMATION, BACKGROUND PATENTS and DEVELOPMENT RESULTS (if applicable) during the term of this Agreement for the purpose of carrying out the tasks of this Agreement. This license is sublicenseable solely to AFFILIATES of the respective licensee.

14.4.

Insofar as SURGIVISION needs to make use of SIEMENS’ BACKGROUND PATENTS in the course of the performance of its part of the DEVELOPMENT WORK, or SURGIVISION needs to make use of such BACKGROUND PATENTS in order to be able to use the DEVELOPMENT RESULTS in accordance with this Agreement, SURGIVISION is herewith granted a non-exclusive, non-transferable right in the FIELD to use such BACKGROUND PATENTS during the term of this Agreement free of charge for the performance of this Agreement, especially including the development of the PRODUCT and the performance of the INTEGRATION WORK, insofar as the DEVELOPMENT WORK relates to the creation of the PRODUCT and as long as the PRODUCT is using or including a MR SYSTEM by SIEMENS. This right is sublicensable solely to SURGIVISION AFFILIATES.

14.5.

Insofar as SIEMENS needs to make use of SURGIVISION’s BACKGROUND PATENTS in the course of the performance of its part of the DEVELOPMENT WORK, or SIEMENS needs to make use of such BACKGROUND PATENTS in order to be able to use the DEVELOPMENT RESULTS in accordance with this Agreement, SIEMENS is herewith granted a non-exclusive, non-transferable right in the FIELD to use such BACKGROUND PATENTS during the term of this Agreement free of charge for the performance of this Agreement, especially the development of the SOFTWARE insofar as the DEVELOPMENT WORK relates to the creation of the PRODUCT and as long as the PRODUCT is using or including SURGIVISION’s CATHETER TECHNOLOGY and PERIPHERAL TECHNOLOGY. This right is sublicenseable solely to SIEMENS AFFILIATES.

14.6.

Each PARTY shall be the sole owner of all rights and title to DEVELOPMENT RESULTS solely created during the execution of the DEVELOPMENT WORK in the course of this Agreement. For the avoidance of any doubt, any DEVELOPMENT RESULTS solely created by SURGIVISION that consist of software shall be solely owned by SURGIVISION, any DEVELOPMENT RESULTS solely created by SIEMENS that consist of catheter technology shall be solely owned by SIEMENS.

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14.7.

DEVELOPMENT RESULTS - including any and all rights contained therein – created jointly under this Agreement shall be jointly owned by both PARTIES. Any PARTY shall be free to use such DEVELOPMENT RESULTS as if they were solely created by such PARTY. Section 9 shall be applied. For such joint DEVELOPMENT RESULTS which are eligible for statutory protection, the PARTIES will agree upon the details for filing for such protection. For joint statutory protection rights each PARTY grants the other PARTY the non-exclusive, non-transferable, sublicenseable and fully paid right to use it at its own discretion.

For the avoidance of doubt, SOFTWARE shall not be regarded as a joint development but a sole development by SIEMENS, even if and insofar SOFTWARE is based on specifications provided by SURGIVISION. For the avoidance of any doubt, any other DEVELOPMENT RESULTS jointly created by SIEMENS and SURGIVISION that consist of software shall be jointly owned by SIEMENS and SURGIVISION.

14.8.

Each PARTY hereby already grants to the other PARTY - and the other PARTY already accepts such grant - the non-exclusive, non-transferable and fully paid license in the FIELD to use and have used the other PARTY’s INFORMATION, BACKGROUND PATENTS and DEVELOPMENT RESULTS during the exclusivity periods according to Section 9 as far as this is necessary for

(i)	SIEMENS’ sales of the SOFTWARE for the PRODUCT in each region in which the PRODUCT has received regulatory approval and has been clinically released, and
(ii)	SURGIVISION’s sales of CATHETER TECHNOLOGY or PERIPHERAL TECHNOLOGY for the PRODUCT in each region in which the PRODUCT has received regulatory approval and has been clinically released.

Each PARTY hereby already grants to the other PARTY - and the other PARTY already accepts such grant - the non-exclusive, non-transferable and fully paid license in the FIELD to use and have used the other PARTY’s INFORMATION, BACKROUND PATENTS and DEVELOPMENT RESULTS following expiration of the exclusivity periods according to Section 9 as far as this is necessary for

(i)

SIEMENS’ sales of the SOFTWARE for the PRODUCT in each region in which the PRODUCT has received regulatory approval, as such SOFTWARE exists as of the expiration of the exclusivity periods according to Section 9; and

(ii)

SURGIVISION’s sales of the CATHETER TECHNOLOGY or PERIPHERAL TECHNOLOGY for the PRODUCT in each region in which the PRODUCT has received regulatory approval, as such CATHETER TECHNOLOGY or PERIPHERAL TECHNOLOGY exists as of the expiration of the exclusivity periods according to Section 9.

For the avoidance of doubt, the foregoing license will not permit a PARTY to use or have used the other PARTY’s INFORMATION, BACKGROUND RIGHTS or DEVELOPMENT RESULTS for any change, modification or improvement to the SOFTWARE or CATHETER TECHNOLOGY or PERIPHERAL TECHNOLOGY, as applicable, following expiration of the exclusivity periods according to Section 9.

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The licenses granted under this Section 14.8 shall be sublicensable solely to AFFILIATES of the respective licensee.

Any further regulations shall be agreed upon in the separate marketing and sales agreement according to Section 10.

15.	Term and Termination

15.1.	This Agreement shall become effective on the date it is signed by both PARTIES.

15.2.	This Agreement (unless terminated earlier under a relevant provision set forth in this Agreement) shall terminate thirty (30) days after successful completion as per Section 7.

15.3.
15.3.1	This Agreement may be terminated by SURGIVISION without reimbursement to SIEMENS at any time by giving not less than four weeks’ prior written notice to SIEMENS

(i)	if SIEMENS is declared bankrupt or otherwise cannot fulfill its financial obligations;

(ii)	if SIEMENS substantially defaults in the performance of this Agreement and does not remedy the default within 4 weeks after receipt of a relevant request of SURGIVISION;

(iii)

if SURGIVISION reasonably comes to the conclusion that due to technical reasons, market conditions or economic reasons, e.g., without limitation, intellectual property rights of a third party pertaining to the PRODUCT, CATHETER TECHNOLOGY, PERIPHERAL TECHNOLOGY or the SOFTWARE, the tasks of this Agreement cannot be carried out at all or would not be economically reasonable; provided, however, that before SURGIVISION may exercise this termination right (i.e., giving written notice of termination pursuant to this provision), SURGIVISION must have (1) notified SIEMENS in writing of SURGlVISlON’s technical, market or economic concerns and (2) exercised commercially reasonable efforts to work with SIEMENS to address or resolve those concerns, for a period of at least 60 days prior to giving the written notice of termination pursuant to this provision;

15.3.2	This Agreement may be terminated by SIEMENS without reimbursement to SURGIVISION at any time by giving not less than four weeks prior written notice to SURGIVISION

(i)	if SURGIVISION is declared bankrupt or otherwise cannot fulfill its financial obligations;

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(ii)  if SURGIVISION substantially defaults in the performance of this Agreement and does not remedy the default within four (4) weeks after receipt of a relevant request of SIEMENS;

(iii)  if SIEMENS reasonably comes to the conclusion that due to technical reasons, market conditions or economic reasons, e.g., without limitation, intellectual property rights of a third party pertaining to the PRODUCT, CATHETER TECHNOLOGY, PERIPHERAL TECHNOLOGY or the SOFTWARE, the tasks of this Agreement cannot be carried out at all or would not be economically reasonable; provided, however, that before SIEMENS may exercise this termination right (i.e., giving written notice of termination pursuant to this provision), SIEMENS must have (1) notified SURGIVISION in writing of SIEMENS’ technical, market or economic concerns and (2) exercised commercially reasonable efforts to work with SURGIVISION to address or resolve those concerns, for a period of at least 60 days prior to giving the written notice of termination pursuant to this provision;

(iv)  if SURGIVISION knowingly provides wrong or misleading information to SIEMENS according to Section 14.1 or purposefully omits information relevant for the FIELD or the PRODUCT that would prevent SIEMENS from making an informed decision according to Section 14.1;

(v)  if SURGIVISION sells or transfers any of its patents relating to its CATHETER TECHNOLOGY or PERIPHERAL TECHNOLOGY, as contemplated in Section 14.1, without the prior consent of SIEMENS;

(vi)  If the CATHETER TECHNOLOGY is not completely developed on May 1st, 2010, as defined in ANNEX 3, and therefore the INTEGRATION WORK cannot be completed.

15.4.

Except as expressly provided to the contrary in this Agreement, Sections 2.5, 2.7, 2.8, 3.2, 3.3, 3.6., 3.10, 9, 10, 11, 13, 14, 15, 16, 17.2, 17.3. 17.4, 18 and 19 shall survive any termination of this Agreement; provided, however, that Sections 2.5, 3.2 and 3.6 shall survive only to the extent of any obligation accruing prior to termination. During the exclusivity periods according to Section 9, Section 15.3 (other than 15.3.1(iii) and 15.3.2(iii)) shall apply analogously with regard to the termination of the exclusivity.

15.5.

In the event this Agreement is terminated prior to the expiration of its term according to Section 15.2, (i) Section 9 shall not survive the termination of this Agreement with respect to any region in which the PRODUCT has not received regulatory approval and been clinically released as of the date of termination, and (ii) Section 14.8 shall survive the termination of this Agreement only for any region in which the PRODUCT has received regulatory approval and been clinically released as of the date of termination.

15.6.

In case of termination of this Agreement according to Sections 15.3.1 (iii) or 15.3.2 (ii) SURGIVISION shall pay SIEMENS the actual costs accumulated after the last milestone payment. Costs include actual costs regarding SOFTWARE DEVELOPMENT WORK which are accumulated after the last milestone payment, additional SOFTWARE DEVELOPMENT WORK reimbursed according to Section 8.6, as well as other additional actual costs, if any, incurred by SIEMENS in the USA caused by the termination of this Agreement. SIEMENS will use all reasonable efforts to keep additional costs as low as possible. In case of termination of this Agreement according to Sections 15.3.1(i) or 15.3.1(ii) or 15.3.2(iii) SURGIVISION shall not be obliged to pay SIEMENS any upcoming milestone payments for the SOFTWARE DEVELOPMENT WORK according to ANNEX 3.

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16.	Beneficial interest in case of Insolvency of SURGIVISION

16.1.

Subject to the terms of Section 16.2 below, SURGIVISION already grants - and SIEMENS accepts this grant - a beneficial interest (“NieBbrauch”) in the FIELD with regard to the rights and title to the CATHETER TECHNOLOGY, the PERIPHERAL TECHNOLOGY, SURGIVISION’s DEVELOPMENT RESULTS and the PRODUCT, including any BACKGROUND PATENTS in the FIELD necessary for the use and exploitation of the aforementioned rights and titles with respect to the APPLICATION. For the avoidance of doubt, this beneficial interest shall be a right of use and shall not convey to SIEMENS title to any of SURGIVISION’s CATHETER TECHNOLOGY, PERIPHERAL TECHNOLOGY, DEVELOPMENT RESULTS or BACKGROUND PATENTS.

16.2

This beneficial interest is granted to secure SIEMENS’ ability to use the CATHETER TECHNOLOGY, the PERIPHERAL TECHNOLOGY, SURGIVISION’s DEVELOPMENT RESULTS and the PRODUCT, including any BACKGROUND PATENTS, in the FIELD for SIEMENS’ purposes with regard to sale, marketing and distribution of the PRODUCT. SIEMENS’ shall only be entitled to exercise this beneficial interest, if SURGIVISION becomes subject to an insolvency proceeding (other than an involuntary insolvency proceeding against SURGIVISION that is dismissed within ninety (90) days).

16.3

In the event that SIEMENS becomes entitled to exercise the beneficial interest according to Section 16.2, the provision of the second paragraph of Section 17.3 shall apply analogously. SIEMENS shall no longer be bound by the exclusivity provisions according to Section 9.

17.	Change of Control

17.1.

If SURGIVISION obligates itself with respect to a CHANGE of CONTROL with a third party that is an INDIRECT COMPETITOR of SIEMENS, the PARTIES will discuss in good faith within thirty (30) days after such CHANGE of CONTROL is publicly announced, how such CHANGE of CONTROL would impact the relationship contemplated by this Agreement, including whether SURGIVISION or such INDIRECT COMPETITOR will terminate this AGREEMENT after the closing of such CHANGE OF CONTROL transaction. SIEMENS shall be entitled to terminate this Agreement within a period of thirty (30) days following the receipt of such a notification and discussion if it is not reasonably assured that such CHANGE of CONTROL will not adversely affect the prospects for commercial success of the transactions contemplated by this Agreement. With respect to a CHANGE of CONTROL involving a DIRECT COMPETITOR, SIEMENS shall be entitled to terminate this Agreement within a period of thirty (30) days following the receipt of such a notification at its own discretion.

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17.2.

In case of termination of this Agreement by SURGIVISION following a CHANGE OF CONTROL involving a DIRECT COMPETITOR or INDIRECT COMPETITOR prior to the regular termination of this Agreement (other than an earlier termination permitted under Section 15.3.1(i) and 15.3.1(ii)), SURGIVISION shall pay SIEMENS the actual costs accumulated after the last milestone payment. Costs include actual costs regarding SOFTWARE DEVELOPMENT WORK which are accumulated after the last milestone payment, additional SOFTWARE DEVELOPMENT WORK reimbursed according to Section 8.6, as well as other additional actual costs, if any, incurred by SIEMENS in the USA caused by the termination of this Agreement.

17.3.

For the event of a CHANGE OF CONTROL involving a DIRECT COMPETITOR during the term of this Agreement or during the exclusivity period according to Section 9, SIEMENS is herewith granted - and SIEMENS accepts this grant - a 90-day option - starting with the closing of the transaction or SIEMENS being informed about the transaction whichever is later - free of charge to acquire all rights and title to or - if and insofar this is not legally possible - a world-wide, sub-licensable, transferable licence in the FIELD to use and exploit, SURGIVISION’s DEVELOPMENT RESULTS relating to the SOFTWARE and/or CATHETER TECHNOLOGY and/or PERIPHERAL TECHNOLOGY. If SIEMENS exercises such option, (i) SIEMENS is additionally granted a non-exclusive, world-wide, sublicensable, non-transferable licence in the FIELD to use any BACKGROUND PATENTS necessary for the use and exploitation of the SOFTWARE and/or CATHETER TECHNOLOGY and/or PERIPHERAL TECHNOLOGY, and (ii) to the extent SIEMENS acquires all rights and title to SURGIVISION’s DEVELOPMENT RESULTS, SIEMENS hereby grants to SURGIVISION an exclusive, fully paid, world-wide, sublicensable, non-transferable license under such DEVELOPMENT RESULTS in all fields other than the FIELD. Insofar as the DEVELOPMENT RESULTS relate to SOFTWARE, (ii) is not applicable. Following the exercise of the option, SIEMENS shall no longer be bound by the exclusivity provisions according to Section 9.

In return for the aforementioned transfer of title and/or grant of rights following SIEMENS exercise of the option, SIEMENS agrees to pay royalties to SURGIVISION of five percent (5%) of the NET SALES of CATHETER TECHNOLOGY and/or PERIPHERAL TECHNOLOGY, beginning with market launch of such CATHETER TECHNOLOGY or PERIPHERAL TECHNOLOGY, provided, however, that CATHETER TECHNOLOGY and/or PERIPHERAL TECHNOLOGY contain SURGIVISION DEVELOPMENT RESULTS or BACKGROUND PATENTS. The five percent (5%) royalty of the NET SALES does only refer to such NET SALES of CATHETER TECHNOLOGY or PERIPHERAL

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TECHNOLOGY individual items (e.g. individual catheters or peripheral technology items) that contain SURGIVISION DEVELOPMENT RESULTS or BACKGROUND PATENTS. Payment of such royalties is limited to the scope of protection of the respective intellectual property rights. “NET SALES” shall mean gross revenue from sales by SIEMENS and/or SIEMENS’ AFFILIATES, SIEMENS’ distributors and other third parties sublicensing the aforementioned rights from SIEMENS, without value-added, consumption or other taxes imposed on the transaction. If SIEMENS exercises the option described in this Section 17.3, the fifth (5.) paragraph of Section 2.8 shall apply analogously.

17.4

If a CHANGE OF CONTROL occurs involving an INDIRECT COMPETITOR and SIEMENS thereafter terminates this Agreement, or thereafter SIEMENS terminates the exclusivity, according to Sections 3.10 or 15.3.1(iii) or 15.3.2(i) or 15.3.2(ii) or 15.3.2(iv) or 15.3.2(v) or 15.3.2(vi), SURGIVISION (including any successor in interest to SURGIVISION) shall pay to SIEMENS the amount equal to two million (2,000,000) US $ eight (8) weeks after such termination of the Agreement or the exclusivity.

18.	Arbitration

18.1.

Any differences or disputes arising from this Agreement or from agreements regarding its performance shall be settled by an amicable effort on the part of both PARTIES to the Agreement. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the PARTIES to the Agreement so notifies the other PARTY in writing.

18.2.

If an attempt of settlement has failed, the disputes shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Paris (the “Rules”) by three arbitrators appointed in accordance with the Rules. The place of arbitration shall be Munich, Germany. The procedural law of this place shall apply where the Rules are silent.

18.3.	The arbitration procedures shall be held in the English language. The arbitral tribunal shall decide on the matter of costs of the arbitration.

19.	Substantive Law

All disputes shall be settled in accordance with the provisions of this Agreement and all other agreements regarding its performance, otherwise in accordance with the substantive law in force in Germany, without reference to conflict of law rules. This Agreement will be executed in the English language, and the English version shall prevail if there is a dispute regarding the interpretation of a translated copy of this Agreement.

20.	Miscellaneous

20.1.	This Agreement together with its annexes and any regulation being based on this Agreement is the PARTIES’ entire agreement relating to the subject matter herein. It

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supersedes all prior or contemporaneous oral or written communications, proposals and representations with respect to its subject matter.

20.2.

This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the PARTIES hereto by their duly authorized representatives.

20.3.

Unless otherwise agreed upon or provided in this Agreement, neither PARTY shall, without the prior written consent of the other, transfer or assign to third parties this Agreement or any rights and obligations arising therefrom, except that SURGIVISION may assign this Agreement in connection with a CHANGE OF CONTROL transaction (subject to the provisions of Section 17). Consent hereto shall not be unreasonably withheld. However, AFFILIATES of SIEMENS or SURGIVISION shall not be regarded as third parties hereunder.

20.4.

Failure of a PARTY to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any PARTY thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

20.5.

All notices or other communications required or permitted hereunder with regard to the interpretation, validity etc. of the Agreement shall be in writing and shall be given by certified mail addressed,

if to SURGIVISION, to:

Kim Jenkins

SurgiVision, Inc.

One Commerce Square

Suite 2550

Memphis, TN (US) 38103

with a copy to:

Oscar Thomas

SurgiVision, Inc.

One Commerce Square

Suite 2550

Memphis, TN (US) 38103

and, if to SIEMENS, to:

Siemens Aktiengesellschaft

Healthcare Sector

Imaging & IT Division - MR Business Unit

Alle am Rothelheimpark 2

91052 Erlangen

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or to such other address that the PARTIES might identify to each other for this purpose and with reference to this Agreement.

20.6.

Except otherwise agreed herein, no PARTY hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without the prior approval of the other PARTY hereto.

20.7.	This Agreement shall be binding upon and insure to the benefit of the PARTIES hereto and the successors or permitted assigns of the PARTIES hereto.

20.8.	Titles and headings to Sections herein are inserted for the convenience or reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

20.9.	This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, the PARTIES hereto have caused this agreement to be executed by their duly authorized representatives:

place, date	place, date
SURGIVISION	Siemens Aktiengesellschaft
Healthcare Sector

Kim Jenkins, CEO	Waller Maerfendorfer, CEO H/M MR
Name, Function	Name, Function

/s/ Kim Jenkins	/s/ Waller Maerfendorfer
Signature	Signature

Holger Liebel, CFO H/M MR
Name, Function

/s/ Holger Liebel
Signature

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ANNEX 1 CATHETER TECHNOLOGY DEVELOPMENT

SURGIVISION shall develop one prototype Ablation Catheter or Loop catheter that includes multiple tracking coils and dipole or similar antenna, and one prototype CS catheter or Septal puncture device (as described in ANNEX 2). The two prototype catheters shall be provided by SURGIVISION to SIEMENS by June 1, 2009 (consistent with the dependency described in Prototype Phase 3 as described in detail in ANNEX 3).

SURGIVISION shall develop one final Prototype Ablation Catheter*, Loop Catheter*, CS Catheter*, and Septal Puncture Needle* (one each) (“final” meaning in final development stage, so that further changes will not influence the implementation / functionality of the SOFTWARE). The final Prototype Ablation Catheter, Loop Catheter, CS Catheter, and Septal Puncture Needle shall be provided by SURGIVISION to SIEMENS by May 1st, 2010 (consistent with the dependency described in Prototype Phase 6A of the Development Milestones as described in detail in ANNEX 3).

SURGIVISION shall develop the final Ablation Catheter*, Loop Catheter*, CS Catheter*, and Septal Puncture Needle*. The final Ablation Catheter, Loop Catheter, CS Catheter, and Septal Puncture Needle shall be provided by SURGIVISION to SIEMENS by January 1st, 2011 (or 10 months prior to D4 target SW release**) (consistent with the dependencies described in Prototype Phase 9A of the Development Milestones as in ANNEX 3).

SURGIVISION shall develop the Final ClearConnect EP Cable System* and provide it to SIEMENS by a date that is ten months prior to D4 of target SW release** (consistent with the dependencies described in Prototype Phase 9A of the Development Milestones attached in ANNEX 3).

SURGIVISION shall provide all catheters, equipment and RF room modifications according to final specifications as described in ANNEX 2 at one of the clinical test site by a date that is six months prior to D4 of target SW release** (consistent with the dependencies described in Prototype Phases 10A of the Development Milestones attached in ANNEX 3).

*As described in ANNEX 2

**D4 target SW release estimated 1 October 2011.

***Assumed start of project 15 May 2009 — all dates will shift in relation to actual start date.

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ANNEX 2 Description of PRODUCT

[***]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[***]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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ANNEX 3 DEVELOPMENT MILESTONES

[***]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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[***]

ANNEX 4 LOANED EQUIPMENT (SIEMENS to SURGIVISION)

Hardware

— Coil Connectors

Software

— Prototype versions of SOFTWARE as available

— XIP development environment

ANNEX 5 Loan Conditions (SIEMENS to SURGIVISION)

1.  The delivery of the LOANED ITEMS to the installation site, installation, initial operation, possible dismantling and return of the loaned items to SIEMENS shall be performed by SIEMENS at its own expense. Taking the necessary measures, if any, for pre-installation preparations or post-removal restoration remains the responsibility of SURGIVISION. Changing the location of the LOANED ITEMS or connecting other equipment to them shall be conditional on SIEMENS ‘ prior consent, regardless of and without prejudice to the requirements of the laws on medical devices and other statutory regulations. SURGIVISION agrees to use the LOANED ITEMS in the proper manner and with appropriate care, pursuant to the instructions set forth in the user manuals.

2.  Should a third party, in connection with the loan or the use of LOANED ITEMS by SURGIVISION under the Agreement, advance justified claims arising out of industrial property rights, then SIEMENS shall have the right to terminate the loan and/or use of such LOANED ITEMS under this Agreement at any time with immediate effect.

3.  SURGIVISION shall be responsible for complying with the relevant radiation protection regulations where applicable. SURGIVISION will also be responsible for obtaining any licenses and other approvals which may be required for the use or operation of the LOANED ITEMS in its facility.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.